EXHIBIT 99

Contact:	Judith Wawroski
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Growth in 2008 Earnings

LAREDO, Texas—(BUSINESS WIRE)— February 13, 2009—International Bancshares Corporation (NASDAQ:IBOC) today reported annual net income for 2008 of $132.1 million or $1.93 per share - basic ($1.92 per share - diluted) compared to $121.3 million or $1.76 per share - basic ($1.75 per share - diluted), which represents a 9.7 percent increase in diluted earnings per share and an 8.9 percent increase in net income over the corresponding period in 2007. Net income for the fourth quarter of 2008 was $31.7 million, or $.46 per share — basic ($.46 per share diluted) compared to $35.4 million, or $.52 per share — basic ($.52 per share diluted) for the corresponding period in 2007.

Net income for the year ended December 31, 2008 was negatively impacted by the Company increasing its provision for probable loan losses charged to expense to $19.8 million, pretax, for the year ended 2008.  The increase in the provision was prompted by the analysis of management regarding the extreme economic turmoil being experienced by the United States and the Global economy at large and the effect these events have on the Company’s loan portfolio and the related allowance for probable loan losses.   Net income for the year ended December 31, 2007, was negatively impacted by a $13.1 million, after tax, impairment charge on certain investment securities.   The impairment charge was the result of the Company’s strategic identification of certain investment securities that were sold in the second quarter of 2007 with the proceeds used to reduce Federal Home Loan Bank borrowings.  The sale of the securities facilitated a re-positioning of the balance sheet to a more neutral position in terms of interest rate risk and also improved operating ratios.   The Company’s rapid branch expansion over the last several years has negatively affected earnings as well, but management has pursued this strategy because the long term benefits of a broadly based branch system will benefit the Company over time.

On December 23, 2008, the Company completed the issuance and sale of $216 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the U.S. Treasury as part of the government’s Capital Purchase Program (“CPP”), a voluntary initiative for healthy financial institutions designed to support the economy by increasing financing to businesses and consumers.   The Company’s Series A Preferred Stock will pay a cumulative annual dividend rate of 5 percent for the first five years and will reset to an annual rate of 9 percent after year five.  The Series A Preferred Stock is callable by the Company, in whole or in part, at par after three years.  The Company may call these securities during the first three years, also in whole or in part, but only with the proceeds of newly-issued Tier 1 equity capital in an amount of at least 25% of the $216 million.  In conjunction with the purchase of the Company’s Series A Preferred Stock, the U.S. Treasury received a warrant to purchase 1,326,238 shares of the Company’s common stock at an exercise price of $24.43 per share.  The term of the common stock warrant is ten years.

The Company’s intention is to utilize the extra capital provided by the CPP funds to support its efforts to prudently and transparently provide lending and liquidity.

International Bancshares Corporation and Subsidiaries

Consolidated Financial Summary

	Years Ended December 31,
	2008	2007
	(Dollars in thousands, except per share data) Unaudited

Interest income	$564,603	$643,573
Interest expense	(231,731)	(333,340)
Net interest income	332,872	310,233
Provision for probable loan losses	(19,813)	1,762
Non-interest income	189,809	165,363
Non-interest expense	(300,811)	(300,282)

Income before income taxes	205,057	177,076
Minority interest in consolidated Subsidiaries	(415)	—
Income taxes	(69,530)	(55,764)

Net income	$132,112	$121,312

Net income per common share
Basic	$1.93	$1.76
Diluted	$1.92	$1.75

“I’m pleased with the Company’s earnings for 2008 especially in view of the economic turmoil that has engulfed the United States and the global economy.  During this financial crisis, and the general anxiety regarding liquidity, the Company has maintained its focus on meeting the challenges that confronts the financial system and the economy.  The Company chose to enter the CPP program even though the Company was well capitalized.  The Company deemed it prudent to accept the capital in the form of preferred stock considering the economic crisis.  Since the CPP program was only offered to sound financial institutions with solid regulatory ratings and was encouraged by the Treasury, the Company deemed it irresponsible to reject the preferred stock while its competitors accepted the capital and thereby raised their capital ratios.  The CPP is not a bank bailout program and it is totally distinct from the aid the government has provided to certain large troubled financial institutions which the government is calling exceptional financial assistance.  The Company plans to follow the spirit of the program and continue to seek out qualified borrowers and continue lending and investing,” said Dennis E. Nixon, President and CEO.

Total assets at December 31, 2008 were $12.4 billion compared to $11.2 billion at December 31, 2007.  Total net loans were $5.8 billion at December 31, 2008 compared to $5.5 billion at December 31, 2007. Deposits were $6.9 billion at December 31, 2008 compared to $7.2 billion at December 31, 2007.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 265 facilities and more than 420 ATMs serving 101 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.